Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2009 with respect to the consolidated financial statements included in the Annual Report of United States Lime & Minerals, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of United States Lime & Minerals, Inc. on Forms S-8 (File No. 033-58311, effective April 18, 1995; File No. 333-90876, effective June 20, 2002; and File No. 333-101290, effective November 19, 2002).

/s/ GRANT THORNTON LLP

Dallas, Texas
March 5, 2009